News Release
INVESTOR AND MEDIA CONTACT:
George R. Kirkland
Senior Vice President and Treasurer
Phone: (229) 873-3830
investorinfo@sgfc.com

                             For Immediate Release

               Southwest Georgia Financial Corporation Announces
                    Earnings for the Second Quarter of 2009

              *  Total loans increase 14.1% year-over-year
              *  Net interest margin improves to 4.12%
              *  Higher legal expenses and deposit insurance assessments negatively affect earnings

MOULTRIE, GEORGIA, July 22, 2009 -- Southwest Georgia Financial Corporation (NYSE Amex: SGB), a full service community bank holding company, today reported net income of $259 thousand for the second quarter of 2009, down 66%, or $505 thousand, when compared with net income of $764 thousand for the second quarter of 2008. On a per diluted share basis, earnings decreased to $0.10 for the second quarter of 2009 from $0.30 for the second quarter of 2008. Lower net income was primarily due to a $693 thousand increase in operating expenses compared with the second quarter of 2008, as well as a 48.9%, or $299 thousand, decline in commercial mortgage banking revenue. The increase in operating expenses was a result of higher legal fees associated with an insurance claim and increased assessments by the Federal Deposit Insurance Corporation ('FDIC'), including a special charge of $122 thousand.

DeWitt Drew, President and CEO commented, "Our second quarter results were adversely affected by higher legal expenses, increased insurance assessment by the FDIC, and lower levels of commercial mortgage banking revenue. We increased our loan loss provision and had decreased revenue in most noninterest income categories. However, we are encouraged by the change in our asset mix and by the stability of our core deposit base. Our increased loan volume and low funding costs have resulted in an improved net interest margin."

Return on average equity for the second quarter of 2009 was 4.37% compared with 11.43% for the same period in 2008. Return on average assets for the quarter was 0.38%, a decrease of 72 basis points when compared with the same period in 2008.

Balance Sheet Trends and Asset Quality

At June 30, 2009, total assets were up slightly to $269.2 million from $268.9 million at mid-year 2008. Loans have increased to $151.0 million, or 14% greater than the amount reported in June 2008, while deposits have increased only $0.6 million, to $221.1 million, over the same period. Mr. Drew commented, "Ultimately, asset growth is restricted by the amount we can grow core deposits. That is why it is important for us to continue to make progress in expanding our footprint to Valdosta."

The loan loss reserve coverage over total loans was 1.66% compared with 1.80% for the second quarter last year. However, nonperforming assets were down to $2.6 million at June 30, 2009, or 0.97% of total assets, compared
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with $3.2 million in nonperforming assets, or 1.19% of total assets at June
30, 2008. Southwest Georgia Financial Corporation's total risk-based capital ratio was 15.77% at June 30, 2009, significantly exceeding the regulatory guidelines for a well capitalized financial institution (see accompanying table).

Shareholders' equity was $23.8 million as of June 30, 2009, compared with $25.1 million reported June 30, 2008, and $23.3 million at the end of 2008. On a per share basis, book value at quarter end was $9.34, down from $9.87 in the same period in 2008. The Company has approximately 2.55 million shares of common stock outstanding.

Revenue

Net interest income for the second quarter of 2009 improved slightly to $2.439 million compared with $2.365 million for the same period in 2008 as lower levels and costs of borrowings as well as lower costs of deposits more than offset the decline in interest income. A provision for loan losses of $60 thousand was recognized in the 2009 second quarter. For the second quarter of 2009, total interest income was $3.348 million and total interest expense was $909 thousand, compared with $3.794 million and $1.429 million, respectively, from the same period a year ago. Net interest income after provision for loan losses for the second quarter of 2009 was $2.379 million, relatively flat when compared with $2.365 million for the same period in 2008. The Company's net interest margin was 4.12% for the second quarter of 2009, up 15 basis points from the same period last year.

Noninterest income, which was 26.5% of the Company's total revenue for the quarter, decreased $280 thousand or 18.8%, to $1.207 million when compared with last year's second quarter. Mortgage banking services revenue, which is a large contributor to noninterest income, decreased $299 thousand, or 48.9%, from last year's second quarter as the credit crisis has made the mortgage funding environment challenging and has restricted loan opportunities. Trust services and retail brokerage services revenue decreased $6 thousand, or 9.2%, and $23 thousand, or 24.2%, respectively, in the second quarter of 2009. These decreases were partially offset by a slight increase in revenue from insurance services, and an increase in service charges on deposit accounts of $46 thousand, or 11.3%, compared with last year's second quarter.

Total noninterest expense increased 17.5% to $3.406 million from $2.900 million for the second quarter of last year. The increase was primarily due to a $693 thousand increase in other operating expenses when compared with the prior year's second quarter. That increase is the result of $520 thousand in higher legal expenses and a $196 thousand increase in FDIC insurance assessment. Higher legal expenses were related to an insurance claim for restitution of payments made to some participating banks of Empire Financial Services, the Company's commercial mortgage banking subsidiary. Data processing expense increased $33 thousand to $174 thousand for the second quarter of 2009. These increases were partially offset by a decline in salaries and employee benefits of $213 thousand, or 12.1%.

Mr. Drew continued, "As a result of increased bank failures and the deterioration in the levels of the deposit insurance fund, our regular quarterly assessment to the FDIC increased $74 thousand to $80 thousand from last year's second quarter. Additionally, the FDIC required banks to pay a special quarterly assessment which amounted to $122 thousand for Southwest

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Georgia Financial, a significant charge given the size of our organization.
Notwithstanding these extraordinary expenses and the challenges facing our region, the Company continues to post strong loan growth and maintains a stable core deposit base. We expect our superior customer focus and well-designed portfolio of products to continue to drive growth in those areas as we expand our footprint."

Review of First Six Months of 2009

For the first six months of 2009, net income was $640 thousand compared with net income of $1.503 million for the same period in 2008. Decreased results are due to a $246 thousand increase in loan loss provision, higher deposit insurance costs, and a measurable decline in mortgage banking revenue. Earnings per diluted share for the first six months of 2009 were $0.25, down 58% compared with earnings per diluted share of $0.59 for the same period in 2008. For the first six months of this year, return on average equity declined to 5.42% compared with 11.14% for the same period last year, and return on average assets also decreased to 0.47% compared with 1.06% for the same period in 2008.

Net interest income for the first six months of 2009 was 3% higher at $4.825 million, compared with $4.684 million for the same period in 2008, as a result of lower interest paid on deposits and borrowings. Net interest income after provision for loan losses was $4.579 million for the first half of 2009 compared with $4.684 for the same period in 2008. A provision for loan losses of $246 thousand was recognized in the first six months of 2009. Importantly, net interest margin was 4.10% for the first six months of 2009, an improvement of 24 basis points from the same period a year ago.

For the first six months of 2009, noninterest income was $2.424 million, down 24.2% from the same period in 2008. The majority of the decline was a result of lower mortgage banking services revenue which decreased $671 thousand, or 51.7%, from the same period last year. Income from insurance services decreased $58 thousand, or 9.3%, when compared with the six month period in 2008. Revenue from trust services and income from retail brokerage services decreased $24 thousand and $52 thousand, respectively
when compared with the same period in 2008.   These decreases in revenue
were partially offset by an increase in service charges on deposit accounts of $45 thousand, or 5.6%, when compared with the same period last year.

Noninterest expense increased $386 thousand for the first six months of 2009 compared with the same period last year, due primarily to a $728 thousand, or 58.5%, increase in other operating expenses. The increase in other operating expenses was a result of $733 thousand in increased legal expense and higher insurance fees to the FDIC of $254 thousand. This increase was partially offset by a decrease in salary and employee benefits. Data processing expense increased $47 thousand when compared with the first half of 2008, while amortization of intangible assets decreased $19 thousand.
The intangible assets related to the purchase of the commercial mortgage banking subsidiary were fully amortized in 2008.

Dividends and Share Repurchases

In March of 2009, the Company suspended its cash dividend. The decision enables the Company to have financial flexibility by retaining equity necessary to support efforts to capture greater market share, grow its loan portfolio, and expand outside of its historic footprint. Conditions will be evaluated quarterly, and when the economic environment stabilizes, the Company will return to the more regular dividend payout schedule.
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About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $269 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, and branch offices located in Baker County, Thomas County, and Worth County, and a loan production office located in Lowndes County. In addition to conventional banking services, the bank provides investment planning and management, trust management, mortgage banking, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which is located in Colquitt County. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

More information on Southwest Georgia Financial Corp. and Southwest Georgia
                       Bank can be found at its website:
                                 www.sgfc.com.

SAFE HARBOR STATEMENT
This news release contains certain brief forward-looking statements concerning the Company's outlook. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company's actual results and could cause actual results in the future to differ materially from those expressed or implied in any forward-looking statements included in this release: the ability of the bank to manage the interest rate environment, the success of reducing operating costs, overall economic conditions, customer preferences, the impact of competition, and the ability to execute its strategy for growth. Additional information regarding these risks and other factors that could cause the Company's actual results to differ materially from our expectations is contained in the Company's filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, Southwest Georgia Financial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial tables follow.














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
                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENT OF CONDITION

                 (Dollars in thousands except per share data)

                                         (Unaudited)  (Audited)  (Unaudited)
                                           June 30,  December 31, June 30,
                                             2009        2008       2008
ASSETS
Cash and due from banks                   $   6,241   $   7,470  $   9,791
Interest-bearing deposits in banks            3,177          30      5,300
Federal funds sold                                0           0          0
Investment securities available for sale     78,740      83,212     91,631
Investment securities held to maturity       10,384      12,108     15,590
Federal Home Loan Bank stock, at cost         1,380       1,618      1,393
Loans, less unearned income and discount    150,990     149,070    132,382
  Allowance for loan losses                (  2,510)   (  2,376)  (  2,385)
    Net loans                               148,480     146,694    129,997
Premises and equipment                        7,405       5,783      6,104
Foreclosed assets, net                        2,439         211          0
Intangible assets                               952       1,056      1,160
Other assets                                  9,969       9,115      7,900
    Total assets                          $ 269,167   $ 267,297  $ 268,866
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
 NOW accounts                             $  29,106   $  25,283  $  26,112
 Money market                                33,253      35,701     39,534
 Savings                                     21,440      21,213     22,808
 Certificates of deposit $100,000 and over   29,324      28,755     32,512
 Other time accounts                         71,291      64,216     65,922
    Total interest-bearing deposits         184,414     175,168    186,888
 Noninterest-bearing deposits                36,648      39,373     33,651
    Total deposits                          221,062     214,541    220,539

 Federal funds purchased                          0         430          0
 Other borrowings                                 0      15,000     20,114
 Long-term debt                              20,000      10,000          0
 Accounts payable and accrued liabilities     4,313       4,010      3,078
    Total liabilities                       245,375     243,981    243,731
Shareholders' equity:
 Common stock - par value $1; 5,000,000
  shares authorized; 4,293,835 shares
  issued (*)                                  4,294       4,294      4,294
 Additional paid-in capital                  31,701      31,701     31,701
 Retained earnings                           15,152      14,512     17,828
 Accumulated other comprehensive income    (  1,241)   (  1,077)  (  2,574)
    Total                                    49,906      49,430     51,249
Treasury stock - at cost (**)              ( 26,114)   ( 26,114)  ( 26,114)
    Total shareholders' equity               23,792      23,316     25,135
    Total liabilities and
     shareholders' equity                 $ 269,167   $ 267,297  $ 268,866

*  Common stock - shares outstanding      2,547,837   2,547,837  2,547,837
** Treasury stock - shares                1,745,998   1,745,998  1,745,998

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
                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                  CONSOLIDATED INCOME STATEMENT (unaudited*)
                 (Dollars in thousands except per share data)

                                         For the Three Months  For the Six Months
                                            Ended June 30,      Ended June 30,
                                            2009*     2008*     2009*     2008*
Interest income:
 Interest and fees on loans                $ 2,344   $ 2,283   $ 4,637   $ 4,704
 Interest and dividend on securities
  available for sale                           896     1,230     1,853     1,907
 Interest on securities held to maturity        99       167       213       685
 Dividends on Federal Home Loan Bank stock       0        22         0        50
 Interest on federal funds sold                  0        10         0        90
 Interest on deposits in banks                   9        82        16       278
     Total interest income                   3,348     3,794     6,719     7,714
Interest expense:
 Interest on deposits                          734     1,176     1,519     2,472
 Interest on other borrowings                    0       219       122       413
 Interest on long-term debt                    175        34       253       145
     Total interest expense                    909     1,429     1,894     3,030
     Net interest income                     2,439     2,365     4,825     4,684
Provision for loan losses                       60         0       246         0
     Net interest income after provision
      for losses on loans                    2,379     2,365     4,579     4,684
Noninterest income:
 Service charges on deposit accounts           453       407       849       804
 Income from trust services                     59        65       111       135
 Income from retail brokerage services          72        95       135       187
 Income from insurance services                267       266       565       623
 Income from mortgage banking services         313       612       627     1,298
 Net gain on the sale or
  abandonment of assets                          0         0         0        13
 Other income                                   43        42       137       139
     Total noninterest income                1,207     1,487     2,424     3,199
Noninterest expense:
 Salary and employee benefits                1,543     1,756     3,171     3,536
 Occupancy expense                             208       220       418       427
 Equipment expense                             164       159       328       324
 Data processing expense                       174       141       350       303
 Amortization of intangible assets              52        52       104       123
 Other operating expense                     1,265       572     1,972     1,244
     Total noninterest expense               3,406     2,900     6,343     5,957
Income before income tax expense               180       952       660     1,926
Provision for income taxes                  (   79)      188        20       423
     Net income                            $   259   $   764   $   640   $ 1,503

Net income per share, basic                $  0.10   $  0.30   $  0.25   $  0.59
Net income per share, diluted              $  0.10   $  0.30   $  0.25   $  0.59
Dividends paid per share                   $   -     $  0.14   $  0.07   $  0.28

Basic weighted average
 shares outstanding                      2,547,837 2,548,196 2,547,837 2,548,017
Diluted weighted average
 shares outstanding                      2,547,837 2,556,093 2,547,837 2,556,175
                                    -MORE-

                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                             Financial Highlights
                 (Dollars in thousands except per share data)
At June 30                                 2009           2008
Assets                                  $ 269,167      $ 268,866
Loans, less unearned income & discount    150,990        132,382
Deposits                                  221,062        220,539
Shareholders' equity                       23,792         25,135
Book value per share                         9.34           9.87
Loan loss reserve/loans                      1.66%          1.80%
Nonperforming assets/total assets            0.97%          1.19%

                                             Three Months      Six Months
                                            Ended June 30,    Ended June 30,
                                            2009     2008     2009     2008
Net income                                 $  259   $  764   $  640   $ 1,503
Earnings per share, basic                    0.10     0.30     0.25      0.59
Earnings per share, diluted                  0.10     0.30     0.25      0.59
Dividends paid per share                      -       0.14     0.07      0.28
Return on assets                             0.38%    1.10%    0.47%     1.06%
Return on equity                             4.37%   11.43%    5.42%    11.14%
Net interest margin (tax equivalent)         4.12%    3.97%    4.10%     3.86%
Net charge offs (recoveries)/ average loans (0.04)%   0.05%    0.15%     0.02%

Quarterly                  2nd Qtr   1st Qtr   4th Qtr    3rd Qtr    2nd Qtr
Averages                    2009      2009      2008       2008       2008
Assets                    $274,125  $272,771  $266,865   $267,371   $278,348
Loans, less unearned
 income & discount         150,043   148,824   145,900    138,768    129,876
Deposits                   226,345   223,387   214,420    216,554    226,261
Equity                      23,752    23,504    23,017     25,065     26,727
Return on assets              0.38%     0.56%    (0.17)%    (3.99)%     1.10%
Return on equity              4.37%     6.48%    (2.02)%   (42.53)%    11.43%
Net income (loss)         $    259  $    381  $   (116)  $ (2,666)  $    764
Net income (loss)
 per share, basic         $   0.10  $   0.15  $  (0.04)  $  (1.05)  $   0.30
Net income (loss)
 per share, diluted       $   0.10  $   0.15  $  (0.04)  $  (1.05)  $   0.30
Dividends paid per share  $    -    $   0.07  $   0.14   $   0.14   $   0.14









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
                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                           Risk Based Capital Ratios

                               Southwest Georgia
                             Financial Corporation     Regulatory Guidelines
                                                        For Well    Minimum
Risk Based Capital Ratios      June 30, 2009          Capitalized  Guidelines
Tier 1 capital                     14.52%                6.00%       4.00%
Total risk based capital           15.77%               10.00%       8.00%
Tier 1 leverage ratio               8.73%                5.00%       3.00%

                                   Southwest
                                 Georgia Bank          Regulatory Guidelines
                                                        For Well    Minimum
Risk Based Capital Ratios      June 30, 2009          Capitalized  Guidelines
Tier 1 capital                      14.06%               6.00%       4.00%
Total risk based capital            15.31%              10.00%       8.00%
Tier 1 leverage ratio                8.43%               5.00%       3.00%

































                                     -END-